SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 24, 2007

EARTHSHELL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23567	77-0322379
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 YORK ROAD, SUITE 200, BALTIMORE, MD 21093
(Address of Principal Executive Offices)

(410) 847-9420
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 1.03. Bankruptcy or Receivership

As previously reported, on January 19, 2007 EarthShell Corporation (the “Company”) filed a voluntary petition for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (Case No. 07-10086 (KG)). Pursuant to the sale procedures order entered by the Bankruptcy Court on February 12, 2007 relating to the sale of the assets of the Company, an auction sale was held on March 26, 2007. Following the auction, and after consulting with the Official Committee of Unsecured Creditors (the “Creditors’ Committee”), it was determined that a joint proposal by and between Renewable Products, Inc. (“RPI”) and Cornell Capital Partners, L.P. (“Cornell”) providing, among other things, that the Company assume and assign the RPI sublicense to RPI in exchange for a $500,000 payment, the waiver of the RPI DIP loan and a payment by Cornell for $300,000 to further progress toward a chapter 11 Plan which would discharge all unsecured claims, cancel all existing stock and issue 100% of the new stock of the post-bankruptcy corporation to Cornell represented the highest and best value for unsecured creditors.

On April 26, 2007, the Company and the Creditors’ Committee jointly filed a Chapter 11 Plan of Reorganization incorporating the joint RPI/Cornell proposal with the Bankruptcy Court, which was further amended on July 5, 2007 (the “Plan”). On July 24, 2007, the Bankruptcy Court entered an Order Confirming First Amended Joint Plan of Reorganization (the “Order”). The Company anticipates that the effective date of the Plan will occur during the week of July 30, 2007 (the “Effective Date”).

As a result of the confirmation of the Plan and the entry of the Order by the Bankruptcy Court, on the Effective Date all of the Company’s issued and outstanding common stock, par value $.01 per share (the “Old Common Stock”), will be cancelled and terminated and will be of no further force or effect. Shortly after the Effective Date, the Company will file a Form 15 with the Securities and Exchange Commission terminating the registration of the Old Common Stock under the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTHSHELL CORPORATION
(Registrant)

Date: July 25, 2007	By:	/s/ Duane D. Werb
Name: Duane D. Werb
Title: Chief Restructuring Officer

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